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                                                                    EXHIBIT 1.02



                                 SWAP AGREEMENT



         THIS SWAP AGREEMENT is made as of the 12th day of December, 1997, by and between Crescent Real Estate Equities Company (the "Company") and Merrill Lynch International ("MLI"), through its agent Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S").

         The purpose of this Swap Agreement is to confirm the terms and conditions of the swap transaction (the "Transaction") entered into between MLI and the Company.

         IN CONSIDERATION of the mutual representations, warranties and covenants herein contained, and on the terms and subject to the conditions herein set forth, the Company and MLI hereby agree as follows:

              Section 1 Definitions.

         As used in this Agreement, the following terms shall have the meanings set forth below:

                      (a) Ability to Settle in Stock. As of the date hereof, the
                  Company has not, and after the date hereof, the Company will not, enter into any obligation that would contractually prohibit the Company from delivering Common Shares pursuant to Sections 3.2, 4.2 or 5 of this Agreement.

                      (b) Certain Adjustments to Reference Price or Number of
                  Notional Shares. In the event of:

                           (i) a subdivision, consolidation or reclassification of the Common Shares, or a free distribution or dividend of any Common Shares to all existing holders of Common Shares by way of bonus, capitalization or similar issue;

                           (ii) a distribution or dividend to all existing holders of Common Shares of (A) additional Common Shares or (B) other share capital or securities granting right to payment of dividends and/or the proceeds of liquidation of the Company equally or proportionally with such payments to holders of Common Shares or (C) any other type of securities, warrants or other assets, in any case for payment (cash or otherwise) at less than the prevailing market price; or

                           (iii) any other event that has a diluting or concentrative effect on the value of the Common Shares,

                  an adjustment shall thereupon be effected to the Reference Price and/or the Notional Shares at the time of such event with the intent that following such adjustment, the value of this Transaction is economically equivalent to the value immediately prior to the occurrence of the event causing the adjustment.

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                      (c) Block Sale. Any privately negotiated sales of the
                  Common Shares involving at least a block of such security (as defined in Rule 10b-18 under the Exchange Act) that are not effected to or through a broker or dealer.

                      (d) Business Day. Any day other than Saturday, Sunday, or
                  any other day on which banking institutions in the States of Texas or New York are not open for business.

                      (e) Calculation Agent. MLI, whose calculations and
                  determinations shall be made in a reasonable manner.

                      (f) Closing Price. The last sale price of the Common
                   Shares on the Relevant Exchange on the relevant date.

                      (g) Commission.  The Securities and Exchange Commission.

                      (h) Common Shares.  The common shares of beneficial
                   interest, par value $0.01 per share, of the Company.

                      (i) Company.  Crescent Real Estate Equities Company,
                   a Texas real estate investment trust.

                      (j) Compounding Period.  Means each period commencing on
                  and including:

                           (i) in the case of the first Compounding Period, the Initial Settlement Date and ending on but excluding the first Reset Date, and

                           (ii) for each period thereafter, a Reset Date and ending on (but excluding) the next following Reset Date.

                      (k) Distribution Amount. Means, on each Reset Date, an
                  amount in U.S. Dollars equal to:

                           (i) the sum of all cash distributions paid on a single Common Share during the relevant Compounding Period; plus

                           (ii) an amount representing interest that could have been earned on such distributions at the USD LIBOR rate having a designated maturity of 1 month, plus Spread, for the period from the date that such distributions would have been received by a holder of such number of Common Shares until such Reset Date.

                      (l) DRIP Distribution. Sales to any Distribution
                  Reinvestment Plan now or hereafter established by the Company, or to any agent acting on behalf of such Plan, for sale to participants in such Plan.

                      (m) Effective Date.  December 12, 1997.


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                      (n) Exchange Act. The Securities Exchange Act of 1934, as
                  amended.

                      (o) Exchange Trading Day. Each day on which the Relevant
                  Exchange is open for trading.

                      (p) Execution Price. The Closing Price on the Effective
                  Date.

                      (q) Gradual Market Distribution. An offering of the Common
                  Shares into the existing trading market for outstanding shares of the same class at other than a fixed price on or through facilities of a national securities exchange or to or through a market maker otherwise than on an exchange.

                      (r) Initial Price. Means,

                           (i) for the Compounding Period ending on the first Reset Date, an amount in U.S. Dollars equal to $[ ], and

                           (ii) for each subsequent Reset Date, the Reference Price as calculated on or adjusted as of the prior Reset Date.

                      (s) Initial Settlement Date.  December 19, 1997.

                      (t) Interim Settlement Amount. With respect to a given
                  Reset Date, means the amount by which the Reference Amount exceeds the product of (x) the Closing Price and (y) the number of Notional Shares.

                      (u) Interim Settlement Shares. The Interim Settlement
                  Amount divided by the Closing Price on such Reset Date.

                      (v) Maturity Date.  December 12, 1998.

                      (w) Notional Shares. [5,375,000] million Common Shares, as may be adjusted from time to time pursuant to Section 1(b), reduced by the number of Settlement Shares that are the subject of Settlement pursuant to Section 3.1 or Section 4.1.

                      (x) Relevant Exchange. Means, with respect to any Exchange
                  Trading Day, the principal Stock Exchange on which the Common Shares are traded on that day.

                      (y) Reference Amount. On each Reset Date, the Reference
                  Price multiplied by the Notional Shares or Settlement Shares, as applicable.

                      (z) Reference Price. On each Reset Date, the Reference
                  Price shall be determined by:

                           (i)  compounding the Initial Price for each
                           Compounding Period at the USD LIBOR rate plus Spread for a designated maturity of 1 month (Actual/360 day count fraction) to such Reset Date and


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                           (ii) subtracting the Distribution Amount at that
                           date.

                      (aa) Reset Date. Means, through the final Settlement Date,
                  (i) the last day of each one-month period, beginning on January 12, 1998 (provided, that if such day is not a Business Day then the Reset Date shall be the next Business Day) and
                  (ii) as to any Settlement Shares, each Settlement Date.

                      (ab) Securities Act.  The Securities Act of 1933, as
                  amended.

                      (ac) Settlement. Has the meaning set forth in Section 3.1
                   or Section 4.1, as applicable.

                      (ad) Settlement Amount. The net sales proceeds realized by or on behalf of MLI for all sales of Common Shares in connection with any Settlement, calculated as follows:

                           (i)  if the manner of Settlement Sale pursuant to
                           Section 3.1 or 4.1 is an Underwritten Secondary Offering, the Settlement Price will equal the gross proceeds realized, net of a negotiated underwriting discount;

                           (ii) if the manner of Settlement Sale pursuant to
                           Section 3.1 or 4.1 is a Block Sale, the Settlement Price will equal the gross sales proceeds realized, net of a negotiated underwriting discount;

                           (iii) if the manner of Settlement Sale pursuant to
                           Section 3.1 or 4.1 is a Gradual Market Distribution, the Settlement Price will equal the gross sales proceeds realized from sales to the market over the period of the distribution, net of a resale spread of 50 basis points; or

                           (iv) if the manner of Settlement Sale pursuant to
                           Section 3.1 or 4.1 is a DRIP Distribution, the Settlement Price will equal the gross sales proceeds realized from sales to any Purchase Agent for a Company Distribution Reinvestment Plan, net of a resale spread of 50 basis points.

                      (ae) Settlement Date. The date on which, in accordance
                  with standard market practice, the Common Shares are delivered and the funds received, in respect of any Settlement in accordance with Section 3.2 or Price Decline Termination Event in accordance with Section 4.2.

                      (af) Settlement Shares. The number of Notional Shares
                  subject to Settlement.

                      (ag) Spread.  75 basis points, subject to adjustment
                  pursuant to Section 6.2.

                      (ah) Stock Exchange.  Means the New York Stock Exchange,
                  the American Stock Exchange or NASDAQ.

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                      (ai) Underwritten Secondary Offering.  An underwritten
                  fixed price offering of the Common Shares.

                      (aj) USD LIBOR. The London Inter Bank Offered Rate in
                  respect of U.S. Dollars for the designated maturity as quoted on Page 3750 on the Telerate Service (or such other page as may replace Page 3750 on that service) as of 11:00 a.m., London time, on the date on which it is to be determined.

              Section 2 Representations and Warranties.

         The representations and warranties of the Company in Section 4 of the Purchase Agreement, dated as of December 12, 1997 (the "Purchase Agreement"), among the Company, Crescent Real Estate Equities Limited Partnership, MLI and Merrill Lynch, Pierce, Fenner & Smith ("Merrill Lynch") are hereby incorporated by reference herein, and the Company hereby so represents and warrants to MLI. The provisions of Section 6 of the Purchase Agreement shall also be applicable to any Common Shares delivered to MLI under this Agreement.


              Section 3 Settlement


         On any Reset Date, or on any other Exchange Trading Date agreed by both parties, up to and including the Maturity Date, the Company may give telephonic notice to MLI to settle, and MLI shall settle, in a commercially reasonable manner (which may require sales over a period of more than 1 day), all or a portion of the Notional Shares ("Settlement"), as specified by the Company, through sale of not less than the number of Common Shares, the sale of which would result in a Settlement Amount equal to 100% of the Reference Amount on the Settlement Date, and not more than the number of Common Shares, the sale of which would result in a Settlement Amount equal to 105% of the Reference Amount on the Settlement Date, in any of the manners set forth below, as selected by the Company:

                           (i) an Underwritten Secondary Offering (for which the Company shall provide at least 21 Business Days prior notice to MLI);

                           (ii) a Block Sale (for which the Company shall provide at least 5 Business Days prior notice to
                           MLI);

                           (iii)a Gradual Market Distribution (for which the Company shall provide at least 2 Business Days prior notice to MLI); or

                           (iv) a DRIP Distribution (for which the Company shall provide at least 2 Business Days prior notice to
                           MLI).

         Settlement procedures shall begin on the first Exchange Trading Day after expiration of the notice period unless otherwise agreed by the Company and MLI. At such time as the Company delivers notice pursuant to this Section 3.1, the Company may direct MLI to sell


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         not less than the number of Common Shares equal to the number of
         Settlement Shares, and MLI shall comply with such direction in a commerically reasonable manner.

              Section 3.2 Settlement.


             (a) If, on the Settlement Date, the Settlement Amount is greater than the Reference Amount, MLI will pay the Company an amount in cash equal to the difference.

             (b) If the number of Common Shares sold by MLI pursuant to Section
         3.1 is greater than the number of Settlement Shares, the Company shall deliver to MLI, on the Settlement Date, a number of Common Shares equal to the difference. If the number of Common Shares sold by MLI pursuant to Section 3.1 is less than the number of Settlement Shares, MLI shall deliver to the Company, on the Settlement Date, a number of Common Shares equal to the difference.

             (c) In all events, MLI will pay to the Company an amount equal to all cash distributions payable to holders of the Common Shares but not paid prior to the Settlement Date, on a number of Common Shares equal to the Settlement Shares, on the Business Day after the relevant distribution payment date declared by the Company's Board of Trust Managers.

             (d) If MLI, in connection with any Settlement, receives net sales proceeds, as calculated pursuant to the definition of Settlement Amount, from the sale of Common Shares prior to the applicable Settlement Date, MLI, on the Settlement Date, shall pay the Company an amount in cash representing interest that could have been earned on such net sales proceeds at the USD LIBOR rate having a designated maturity of 1 month, plus Spread, for the period from the date that such net sales proceeds are received by MLI until such Settlement Date.

         Section 4 Price Decline Termination Event.

             Section 4. Price Decline Termination Event Sale.

         If the Closing Price on any Exchange Trading Day falls below any Termination Price listed in the following schedule (a "Price Decline Termination Event"), MLI will, at its discretion, following notice to the Company, settle the percentage of the Notional Shares indicated in the table below ("Settlement") through sale of not less than the number of Common Shares, the sale of which would result in a Settlement Amount equal to 100% of the Reference Amount on the Settlement Date, and not more than the number of Common Shares, the sale of which would result in a Settlement Amount equal to 105% of the Reference Amount on the Settlement Date, in any of the manners specified in Section 3.1:

            Percentage of Notional
             Shares to be Settled                  Termination Price
          -----------------------------         -----------------------

                     25%                                 $30.00
                     50%                                 $28.00
                     75%                                 $26.00
                    100%                                 $24.00


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         Settlement procedures shall commence on the date specified by MLI..


             Section 4.2  Price Decline Termination Event Settlement.


             (a) If, on the Settlement Date, the Settlement Amount is greater than the Reference Amount, MLI will pay the Company an amount in cash equal to the difference.

             (b) If the number of Common Shares sold by MLI pursuant to Section
         4.1 is greater than the number of Settlement Shares, the Company shall deliver to MLI, on the Settlement Date, a number of Common Shares equal to the difference. If the number of Common Shares sold by MLI pursuant to Section 4.1 is less than the number of Settlement Shares, MLI shall deliver to the Company, on the Settlement Date, a number of Common Shares equal to the difference.

             (c) In all events, MLI will pay to the Company an amount equal to all cash distributions payable to holders of the Common Shares but not paid prior to the Settlement Date, on a number of Common Shares equal to the Settlement Shares, on the Business Day after the relevant distribution payment date declared by the Company's Board of Trust Managers.

             (d) If MLI, in connection with any Settlement, receives net sales proceeds, as calculated pursuant to the definition of Settlement Amount, from the sale of Common Shares prior to the applicable Settlement Date, MLI, on the Settlement Date, shall pay the Company an amount in cash representing interest that could have been earned on such net sales proceeds at the USD LIBOR rate having a designated maturity of 1 month, plus Spread, for the period from the date that such net sales proceeds are received by MLI until such Settlement Date.

         Section 5 Interim Settlements.


         Within 5 Business Days following each Reset Date, the Company shall deliver the Interim Settlement Amount in Interim Settlement Shares issued pursuant to an effective registration statement to MLI or its agent for deposit in a collateral account at MLPF&S or a custodian or depository designated by MLPF&S. Such shares shall be registered as instructed by MLI and shall be held by MLPF&S or a custodian or depository designated by MLPF&S. If the Company is unable to deliver Interim Settlement Shares in accordance with the preceding sentence, the Company shall deliver "restricted" Interim Settlement Shares that are the subject of a resale registration statement that has been declared effective under the Securities Act by the Commission (an "Effective Resale Registration Statement") in an amount equal to the Interim Settlement Amount. If the restricted Interim Settlement Shares are not the subject of an Effective Resale Registration Statement, the Company shall deliver additional

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         Interim Settlement Shares equal to 50% of the Interim Settlement
         Amount. At such time as the Interim Settlement Shares are the subject of an Effective Resale Registration Statement, the Company may elect to have returned all additional Interim Settlement Shares delivered pursuant to the preceding sentence. Distributions on the Interim Settlement Shares will be deposited in the collateral account at MLPF&S or a custodian or depository designated by MLPF&S. The cash amounts in the collateral account will earn interest at the USD LIBOR rate having a designated maturity of 1 month plus 75 basis points. Upon final Settlement, MLI shall immediately release all claims to cash and Interim Settlement Shares held in the collateral account (including interest earned thereon) and deliver such amounts and all Interim Settlement Shares to the Company.


         Section 6 Certain Covenants and Other Provisions.


             Section 6. Par Value.

         MLI shall pay to the Company $0.01 par value per share for each Common Share delivered to MLI pursuant to this Agreement.

             Section 6.2 Resale Registration Statement.

         Any Common Shares delivered by the Company to MLI pursuant to this Agreement shall be the subject of an Effective Resale Registration Statement. In addition, if the Common Shares delivered to MLI pursuant to the Purchase Agreement (the "Purchase Shares") are not the subject of an Effective Resale Registration Statement by December 24, 1997, the Spread shall increase, retroactively effective commencing on the Initial Settlement Date, to 200 basis points. At such time as the Purchase Shares are the subject of an Effective Resale Registration Statement, the Spread shall be reduced, from and after such time, to 75 basis points. The Company further agrees that it will cause any resale registration statement to remain in effect until the earliest of the date on which (i) the Notional Share Amount plus all of the Interim Settlement Shares have been sold by or on behalf of MLI, or (ii) MLI has advised the Company that it no longer requires that such registration be effective.

             Section 6.3 Delivery of Common Shares.

         The Company covenants and agrees with MLI that Common Shares delivered by the Company pursuant to settlement events in accordance herewith will be duly authorized, validly issued, fully paid and nonassessable. The issuance of such Common Shares will not require the consent, approval, authorization, registration, or qualification of any government authority, except such as shall have been obtained on or before the delivery date to MLI in connection with any registration statement filed with respect to any Common Shares.

             Section 6.4 Securities Law Compliance.

         Each party agrees that it will comply, in connection with this Transaction and all related or contemporaneous sales and purchases of the Company's Common Shares, with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.


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             Section 6.5 Regulatory Compliance.

         Each party agrees that if the delivery of Common Shares upon settlement is subject to any restriction imposed by a regulatory authority, it shall not be an event of default, and the parties will negotiate in good faith a procedure to effect settlement of such shares in a manner which complies with any relevant rules of such regulatory authority and which is satisfactory in form and substance to their respective counsel, subject to Section 6.2 of this Agreement and Section 7 of the Purchase Agreement.

              Section 6.6 Stock Settlement Transfer.

         All settlements shall occur through DTC or any other mutually acceptable depository.

             Section 6.7 Trading Authorization.

         The following individuals and/or any individual authorized in writing by the Treasurer of the Company are authorized by the Company to provide trading instructions to MLI with regard to this transaction.

                               Gerald W. Haddock
                               Dallas E. Lucas
                               Bruce Picker

             Section 6.8 Guarantee.

         Simultaneously herewith, Crescent Real Estate Equities Limited Partnership has entered into a Guarantee in connection with the Transaction, which Guarantee shall remain in effect until otherwise provided in the Guarantee or until the obligations of the Company under this Agreement have been satisfied.

             Section 6.9 Specific Performance.

         The parties acknowledge and agree that the failure of the Company or MLI to deliver Common Shares in accordance with the provisions hereof would result in damage to the other party that could not be adequately compensated by a monetary award. The parties therefore agree that, if either party fails to deliver Common Shares in accordance with the provisions hereof, the other party may, in addition to all other remedies, seek an order of specific performance from a court of appropriate jurisdiction.

             Section 6.10 Certain Tax Provisions.

            (a) MLI shall, on or before the Initial Settlement Date, provide the Company with an accurate, complete and duly executed original of U.S. Internal Revenue Service Form 1001, certifying that MLI is entitled to receive any payments under this Agreement that may be viewed as interest for U.S. federal income tax purposes without deduction or withholding of U.S. federal income taxes.


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             (b) MLI represents and warrants that it is a "corporation" for U.S.
         federal income tax purposes and for purposes of any exemptions from information reporting and backup withholding requirements that may apply to payments by the Company to MLI under this Agreement. This representation and warranty will be deemed to be repeated by MLI on the due date for payment of any amount, in cash or in Common Shares, by the Company under this Agreement. MLI agrees to indemnify the Company for any taxes, interest and other losses incurred by the Company as a result of a failure by the Company to file any information report or withhold any tax with respect to any payment by the Company to MLI under this Agreement in reliance on this representation and warranty.

             Section 6.11 Governing Law.

         The Agreement will be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine.

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                        SIGNATURE PAGE FOR SWAP AGREEMENT



                                        MERRILL LYNCH INTERNATIONAL

                                        /s/  MERRILL LYNCH INTERNATIONAL


                                        CRESCENT REAL ESTATE EQUITIES COMPANY

                                        /s/  CRESCENT REAL ESTATE EQUITIES
                                             COMPANY